Exhibit 99.1

The ONE Group Announces Fourth Quarter and Fiscal Year 2013 Results

New York, NY – March 31, 2014 – Committed Capital Acquisition Corporation, and its wholly-owned subsidiary The ONE Group, LLC (collectively, “The ONE Group”) (OTCQB: STKS), today announced financial results for the fourth quarter and full year ended December 31, 2013.

Highlights for the fourth quarter ended December 31, 2013 were as follows:

•	Total revenue was $11.3 million;

•	Food and beverage sales at owned and managed units* increased 23.4% to $34.3 million;

•	Comparable sales for owned STK units increased 4.2% during the quarter;

•	GAAP net loss for the quarter was $19.2 million, and included multiple expenses associated with the reverse merger and equity offering that took place in October 2013. Adjusted net income for the quarter was $1.6 million, or $0.07 per share, compared to adjusted net income of $2.9 million, or $0.25 per share in 2012**; and

•	Adjusted EBITDA increased 52.3% during the quarter to $3.2 million compared to $2.1 million for the same period last year***.

*Total food and beverage sales at owned and managed units, a non-GAAP measure, represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. For a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units and a discussion of why we consider it useful, see the financial information accompanying this release.

** Adjusted net income, a non-GAAP measure, represents net income before loss from discontinued operations, non-recurring gains, non-cash impairment losses, and non-recurring acceleration of depreciation. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

*** Adjusted EBITDA, a non-GAAP measure, represents net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses and losses from discontinued operations. For a reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Jonathan Segal, CEO of The ONE Group noted, “As we look to 2014, we are excited about our first full year as a public company and eagerly look forward to the opportunities that it brings. We’ve assembled a strong management team, a solid infrastructure, and the financial flexibility to pursue our nearer-term growth objectives.”

Segal continued, “We will continue to focus on securing leases for new STK restaurants and are off to a good start with the signing of a lease for a new STK in the Downtown Disney retail and entertainment project in Orlando, Florida that is currently expected to open in 2015. We believe that our STK brand not only has strong global expansion potential, but we have also leveraged it into a unique hospitality business with its own growth prospects. We are also initializing the concept development and identifying target markets for our new Rebel by STK concept, which we believe will broaden our long-term development opportunities. Rebel by STK is intended to take advantage of the competitive positioning and strong popularity of the STK brand and thereby provide us with an additional avenue of growth due to its anticipated smaller size, lower build-out cost and more diverse menu. Combined with a capital efficient model that drives positive returns, we believe we are well positioned to deliver earnings growth over time and increased value for our shareholders.”

Fourth Quarter 2013 Financial Results

Total owned unit net revenues were $9.5 million in the fourth quarter of 2013 compared to $12.2 million in the fourth quarter of 2012. The decrease was primarily due to the temporary closure and renovation of The Perry Hotel in Miami in which the Company operates an STK restaurant. Comparable sales from owned and managed STK units increased 4.2% for the quarter.

Management and incentive fee revenues were $1.8 million in the fourth quarter of 2013, a 37.8% increase compared to $1.3 million in the prior year’s quarter. The increase was driven primarily by an increase in sales for the food and beverage hospitality operations at the ME Hotel and Hippodrome Casino in London.

Total food and beverage sales at owned and managed units increased 23.4% to $34.3 million compared to $27.8 million in the fourth quarter of 2012.

In the fourth quarter of 2013, the Company reported a net loss attributable to The ONE Group LLC, Subsidiaries and Affiliate of $18.8 million compared to a net loss of $5.5 million in the fourth quarter of 2012. During the fourth quarter of 2013 the Company recorded approximately $3.6 million in fees and expenses related to the October merger transaction, along with a charge of $10.1 million relating to a contingent liability that is related to the potential exercise of our publicly traded warrants, a one-time control premium charge of $5.0 million, sign-on bonuses of approximately $750,000, restricted stock grants of $295,000 and stock based compensation of approximately $55,000. In the fourth quarter of 2012 the Company recorded a $5.2 million non-recurring charge related to the acceleration of depreciation associated with the temporary closure of the STK in Miami at The Perry Hotel. Excluding these one-time expenses and charges and discontinued operations, adjusted EBITDA for the fourth quarter of 2013 was $3.2 million compared to adjusted EBITDA of $2.1 million in the fourth quarter of 2012.

Adjusted net income for the quarter was $1.6 million, or $0.07 per share, compared to adjusted net income of $2.9 million, or $0.25 per share, in 2012.

Full Year 2013 Financial Results

Total owned unit net revenues were $38.7 million in fiscal year 2013 compared to $56.4 million in fiscal year 2012. The decrease was primarily due to the temporary closure and renovation of The Perry Hotel in Miami in 2013 in which the Company operates an STK restaurant and the temporary closure of Tenjune in 2013, one of the Company’s lounge concepts (this unit closed permanently in February 2014).

Management and incentive fee revenues increased 98.8% to $7.3 million in fiscal year 2013 compared to $3.7 million in the prior fiscal year. The increase was driven primarily by an increase in the incentive fee percentage the Company receives at STK Las Vegas as well as the full year of the food and beverage hospitality operations at the ME Hotel and Hippodrome Casino in London.

Total food and beverage sales at owned and managed units increased 17.7% to $126.2 million in fiscal year 2013 compared to $107.2 million in fiscal year 2012. Comparable sales from owned and managed STK units decreased 0.7% for fiscal year 2013.

In fiscal year 2013, the Company reported a net loss attributable to The ONE Group LLC, Subsidiaries and Affiliate of $21.5 million compared to a net loss of $2.3 million for fiscal 2012. During fiscal 2013 the Company recorded approximately $4.6 million in fees and expenses related to the October merger transaction, along with a charge of $10.1 million relating to a contingent liability that is related to the potential exercise of our publicly traded warrants, a one-time control premium charge of $5.0 million, sign-on bonuses of approximately $750,000, restricted stock grants of $295,000 and stock based compensation of approximately $55,000. Excluding discontinued operations and the full year charges we described above, adjusted EBITDA for fiscal 2013 was $7.5 million compared to adjusted EBITDA of $6.7 million in fiscal 2012.

Adjusted net income for fiscal 2013 was $4.4 million, or $0.30 per share, compared to adjusted net income of $6.1 million, or $0.53 per share, in 2012.

Development Update

During the fourth quarter of 2013, the Company purchased the remaining 40% ownership interest of the entity that owns the STK Miami restaurant in Miami, Florida, from a long-time joint-venture partner. Also during the fourth quarter of 2013, the Company purchased the remaining 27% ownership interest of the entity that owns the STK Midtown restaurant in New York City from its minority interest members.

On February 10, 2014, a wholly-owned subsidiary of the Company entered into a lease agreement with Walt Disney Parks and Resorts U.S., Inc. with respect to the opening of an STK restaurant in Orlando, Florida. The new restaurant is expected to open in 2015.

Conference Call

The Company will host a conference call to discuss fourth quarter and fiscal year 2013 financial results today at 5:00 PM Eastern Time. Hosting the call will be Jonathan Segal, Chief Executive Officer, and Sam Goldfinger, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13576379. The replay will be available until April 30, 2014.

About The ONE Group

The ONE Group develops and operates upscale, high-energy restaurants and lounges and provides “ONExperience”, a turn-key food and beverage service for hospitality venues including boutique hotels, casinos and other high-end locations in the United States and United Kingdom. The ONE Group’s primary restaurant brand is STK®, which is a unique steakhouse concept with locations in major metropolitan cities throughout the U.S. and in London. STK artfully blends two concepts, the modern steakhouse and a chic lounge, into one offering a high-energy, fine dining experience with the superior quality of a traditional steakhouse. The ONE Group’s food and beverage hospitality services business provides the development, management and operations for premier restaurants and turn-key food and beverage services at high-end boutique hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements, including but not limited to, (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) changes in applicable laws or regulations; (4) the possibility that the ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in filings with the SEC by Committed Capital.

Investors are referred to the most recent reports filed with the SEC by Committed Capital. Investors are cautioned not to place undue reliance upon any forward looking statements, which speak only as of the date made, and The ONE Group and Committed Capital undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Results of Operations (in millions, except share and per share data)

The following table sets forth certain statements of income data for the periods indicated:

	For the Year Ended December 31,		For the Quarter Ended December 31,
	2013	2012	2013	2012

Revenues:
Owned unit net revenues	$38.65	$56.43	$9.51	$12.17
Management and incentive fee revenue	7.34	3.69	1.75	1.27
Total revenue	45.98	60.12	11.26	13.44

Cost and expenses:
Owned operating expenses:
Food and beverage costs	10.00	14.26	2.51	3.11
Unit operating expenses	24.74	32.61	6.11	5.72
General and administrative	10.78	2.21	7.80	0.69
Depreciation and amortization	1.63	7.36	0.30	5.84
Management and royalty fees	0.14	0.34	0.02	0.05
Pre-opening expenses	0.85	0.14	0.64	0.01
Transaction costs	4.60	-	3.57	-
Equity in (income) loss of investee companies	(0.95)	0.08	(0.39)	(0.31)
Contingent payment expense	10.10	-	10.10	-
Interest expense, net of interest income	0.77	0.69	0.15	0.29
Other income	(0.68)	(4.81)	(0.49)	0.13

Total cost and expenses	61.97	52.87	30.33	15.52

(Loss) income from continuing operations before provision for income taxes	(15.98)	7.25	(19.07)	(2.08)

Provision for income taxes	0.49	0.01	(0.13)	(0.01)

(Loss) income from continuing operations	(16.47)	7.23	(18.94)	(2.07)

Loss from discontinued operations, net of taxes	5.38	10.02	0.22	7.59

Net loss	(21.85)	(2.79)	(19.16)	(9.66)

Less: net loss attributable to noncontrolling interest	(0.38)	(0.45)	(0.32)	(4.14)

Net loss attributable to THE ONE GROUP	(21.47)	(2.35)	(18.84)	(5.52)

Other comprehensive income (loss)
Currency translation adjustment	0.06	(0.01)	(0.04)	(0.01)

Comprehensive loss	$(21.41)	$(2.36)	$(18.89)	$(5.53)

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, adjusted net income and adjusted EBITDA.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units:

Reconciliation of GAAP Revenue to Total Food and Beverage Sales at Owned and Managed Units (in millions)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012

Owned Unit Net Revenue (a)	$9.5	$12.1	$38.7	$56.4
Management and Incentive Fee Revenue	1.8	1.3	7.3	3.7
GAAP Revenue	11.3	13.4	46.0	60.1

Food & Beverage Sales at Managed Units (a)	24.8	15.2	84.4	49.8

Net Revenue from Discontinued Operations (a)	-	0.5	3.2	1.0

Total Food & Beverage Sales at Owned and Managed Units	$34.3	$27.8	$126.2	$107.2

(a)	Components of Total Food & Beverage Sales at Owned and Managed Units

Adjusted EBITDA. We define adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses and losses from discontinued operations. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that adjusted EBITDA is a more appropriate measure of operating performance, as it provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this press release because it is a key metric used by management. Additionally, adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA, alongside other GAAP measures such as net income (loss), to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period and company to company.

The following table presents a reconciliation of net income to EBITDA and adjusted EBITDA for the periods indicated (in millions):

	For the Year Ended December 31,		For the Quarter Ended December 31,
	2013	2012	2013	2012

ADJUSTED EBITDA:
Net Loss attributable to TOG	$(21.47)	$(2.35)	$(18.84)	$(5.52)
Net Loss attributable to noncontrolling interest	(0.38)	(0.45)	(0.32)	(4.14)
Net loss	(21.85)	(2.79)	(19.16)	(9.66)
Interest	0.77	0.69	0.15	0.29
Income Taxes	0.49	0.01	0.34	(0.01)
Depreciation	1.63	7.36	0.30	5.84
Deferred Rent (1)	0.52	(1.43)	0.16	(1.65)
Preopening Expenses	0.85	0.14	0.64	0.01
Non-recurring gain (2)	-	(5.00)	-	-
Loss from discontinued operations	5.38	10.02	0.22	7.59
Non-recurring transaction costs (3)	4.60	-	3.57	-
Transaction control premium	5.00	-	5.00	-
Derivative expense	10.10	-	10.10	-
Transaction sign on bonuses	0.75	-	0.75	-
Stock based compensation	0.06		0.06
Restricted stock grant	0.30	-	0.30	-

ADJUSTED EBITDA	8.58	9.01	2.42	2.41

Minority EBITDA	1.07	2.34	(0.80)	0.28

CCAC EBITDA	$7.51	$6.67	$3.22	$2.12

(1) Deferred rent is included in occupancy expense on the statement of income.

(2) Non-recurring gain is included in other income on the statement of income.

(3) Transaction costs incurred relating to the merger.

Adjusted Net Income. We define adjusted net income as net income before loss from discontinued operations, non-recurring gains, non-cash impairment losses, and non-recurring acceleration of depreciation. Adjusted net income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Adjusted net income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

We believe that adjusted net income provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business.

The following table presents a reconciliation of net income to adjusted net income for the periods indicated (in millions, except share and per share data):

	For the Year Ended December 31,		For the Quarter Ended December 31,
	2013	2012	2013	2012

ADJUSTED NET INCOME:

Net Loss attributable to TOG	$(21.47)	$(2.35)	$(18.84)	$(5.52)
Net Loss attributable to noncontrolling interest	(0.38)	(0.45)	(0.32)	(4.14)
Net loss	(21.85)	(2.79)	(19.16)	(9.66)
Non-recurring gain (1)	-	(5.00)	-	-
Non-recurring acceleration of depreciation	-	5.23	-	5.23
Loss from discontinued operations	5.38	10.02	0.22	7.59
Non-recurring transaction costs (2)	4.60	-	3.57	-
Derivative expense	10.10	-	10.10	-
Transaction control premium	5.00	-	5.00	-
Transaction sign on bonuses	0.75	-	0.75	-
Stock based compensation	0.06		0.06
Restricted stock grant	0.30	-	0.30	-

Adjusted net income	4.32	7.47	0.83	3.16

Minority net income (loss)	(0.06)	1.34	(0.74)	0.29

CCAC adjusted net income	$4.38	$6.12	$1.56	$2.87

Adjusted net income per share	$0.30	$0.53	$0.07	$0.25
Weighted-average shares outstanding	14,440,389	11,631,400	22,775,760	11,631,400

(1)	Non-recurring gain is included in other income on the statement of income.
(2)	Transaction costs incurred relating to the merger.

Investor Contact:

Don Duffy, ICR or

Fitzhugh Taylor, ICR

(203) 682-8200

Media Contact:

Phil Denning, ICR

(203) 682-8246

Kristina Jorge, ICR

(646) 277-1234